Exhibit 10.17

AMENDMENT TO THE EMPLOYMENT AGREEMENT BETWEEN HONEYWELL
INTERNATIONAL, INC. AND DAVID M. COTE, DATED FEBRUARY 18, 2002

     WHEREAS, Honeywell International Inc. (the “Company”) and Mr. David M. Cote (the “Executive”) entered into an employment agreement dated February 18, 2002 (the “Employment Agreement”) which was intended to set forth certain terms and conditions relating to the compensation and benefits for which Executive would be eligible during his employment with the Company; and

      WHEREAS, the Company and the Executive wish to amend the Employment Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

     NOW, THEREFORE, the Employment Agreement is hereby amended effective December 31, 2008 in the following manner:

1.

The first and second sentences of Section 1(j)(ii) and the first sentence of Section 1(j)(iv) of the Employment Agreement shall be amended by replacing the phrases “termination of employment” and “termination of Executive’s employment” with the phrase “Termination of Employment.”

2.	The following new Sections 1(s), 1(t) and 1(u) shall be added to the Employment Agreement:

	“(s)	‘Section 409A’ shall mean Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated with respect thereto.

	(t)	‘Separation from Service’ shall have the meaning ascribed to such term under Section 409A.”

	(u)	‘Termination of Employment’ shall mean a termination of Executive’s employment with the Company that also qualifies as a Separation from Service. In the event of a termination of Executive’s employment with the Company that fails to qualify as a Separation from Service, a Termination of Employment shall be deemed to occur upon Executive’s subsequent Separation from Service.”

3.	Section 4(e) of the Employment Agreement shall be replaced in its entirety with the following language:

	“(e)	Additional Retirement Benefit.

(i) Subject to the terms and conditions set forth herein, upon a Termination of Employment other than by reason of Executive’s death, Executive shall be entitled to payment by the Company of a SERP Benefit, expressed as a life annuity commencing on Executive’s sixtieth birthday, and providing for annual payments to Executive equal to (1) the product of (A) 60%, times (B) Executive’s Final Average Compensation (as defined below), minus (2) the sum of the annual vested retirement benefits (each expressed as a life annuity commencing on Executive’s sixtieth birthday) payable to Executive under the terms of any “defined benefit plan” (as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended) or plans, including excess benefit or supplemental retirement plans or agreements, maintained by the Company or by any of Executive’s prior employers. The SERP Benefit shall be reduced by 4% for each year (or pro rata for any portion thereof) during which Executive collects his SERP Benefit prior to the attainment of age 60. For purposes of this Section 4(e), (A) Final Average Compensation shall mean the average of Executive’s base salary and bonus with respect to the three calendar years coincident with or immediately preceding Executive’s Termination of Employment, and (B) Final Average Compensation and Service shall take into account up to twelve months of severance payments made under Section 5(a) hereof, which payments shall be treated as having been made over the first twelve months of the Severance Period (as defined in the Severance Plan).

If Executive dies before he receives his SERP Benefit, Executive’s surviving spouse (determined as of the date of Executive’s death) shall be entitled to an annual survivor benefit equal to 75% of the SERP Benefit commencing on the later of the date Executive would have attained age 60 or his Termination of Employment, and continuing for her life. No survivor benefit is payable if Executive receives the lump sum value of the SERP Benefit following his Termination of Employment; provided, however, that the survivor benefit described in this paragraph shall be taken into account when valuing the lump sum actuarial equivalent value of the SERP Benefit.

(ii) Subject to Section 4(e)(iii) below, (A) the actuarial equivalent value of the SERP Benefit or survivor benefit, as applicable, shall be paid in a single lump sum to Executive or his surviving spouse as of the first day of the month following 105 days after the later of Executive’s 60th birthday or Executive’s Termination of Employment; and (B) the SERP Benefit shall in all other respects be subject to such terms and conditions, including, without limitation, interest rate and mortality assumptions, as are applicable to retirement benefits payable under the supplemental retirement plan of the Company in which Executive participates as of the date on which Executive’s Termination of Employment occurs; provided, however, that for purposes of computing the SERP Benefit payable prior to Executive’s attainment of age 60, it shall be assumed that benefits under the plans referred to in Section 4(e)(i)(2) above commenced at the same time as the SERP Benefit.

(iii) If Executive is a ‘Specified Employee’ within the meaning of Section 409A at the time of the Executive’s Termination of Employment, the single lump sum payment under this Section 4(e) to which Executive would otherwise be entitled during the first six months following his Termination of Employment shall be deferred and paid in a lump sum on the first day of the seventh month following such Termination of Employment (or, if earlier, the first day of the month following the date of Executive’s death), with no interest or earnings accruing on such payment during the deferral period.”

4.	Section 4(f) of the Employment Agreement shall be replaced in its entirety with the following language:

“Executive Life Insurance. The Company shall reimburse Executive for the cost of the annual premium incurred by Executive pursuant to the life insurance policy maintained by Executive, as required by the terms of the Deferred Compensation Arranagement dated August 4, 2006 between the Company and Executive.”

5.	Section 5 of the Employment Agreement shall be amended as follows:

(i)

The first sentence of Section 5(a) shall be replaced in its entirety with the following language: “A Termination of Employment shall automatically occur upon Executive’s death during the Term of Employment.”

(ii)

The phrase “termination of Executive’s employment” in the third sentence of Section 5(a) and the first sentence of Section 5(b)(ii), and the phrase “Executive’s termination” in the fourth sentence of Section 5(b)(ii) shall each be replaced with the phrase “Termination of Employment.”

(iii) Section 5(d) of the Employment Agreement shall be replaced in its entirety with the following language:

“Date of Termination. The ‘Date of Termination’ means the date of Executive’s death, the Disability Effective Date or the date on which the Termination of Employment by the Company for Cause or without Cause or the voluntary Termination of Employment by Executive is effective.”

6.	The first sentence of Section 6(a) of the Employment Agreement shall be replaced in its entirety with the following language:

“Upon a Termination of Employment by reason of Executive’s death during the Term of Employment, the Company shall pay to Executive’s designated beneficiaries (or, if there is no such beneficiary, to Executive’s estate or legal representative), (i) as soon as reasonably practicable following Executive’s Termination of Employment but in no event later than the 15th day of the third month following the end of the calendar year in which such Termination of Employment occurs, (1) any portion of Executive’s annual Base Salary through the Date of Termination that has not yet been paid, and (2) an amount equal to the product of (A) the target bonus that Executive would have been eligible to earn for the period during which such termination occurs, and (B) a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period; (ii) the benefits described in Section 4(e) hereof, and (iii) such compensation and benefits as shall be payable to Executive pursuant to the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.”

7.	The phrase “If the Executive’s employment is terminated” in the final sentence of Section 6(a) of the Employment Agreement shall be replaced with the phrase “Upon a Termination of Employment.”

8.	The first paragraph of Section 6(b) of the Employment Agreement shall be replaced in its entirety with the following language:

“By the Company Other Than for Cause; Termination by Executive for Good Reason. Upon a Termination of Employment during the Term of Employment by the Company other than for Cause or by Executive for Good Reason, except as otherwise provided in this Agreement, the consequences of such termination shall be determined in accordance with the Company’s Severance Plan, which is incorporated by reference in this Agreement, with the additions and modifications in respect of Executive as set forth below; provided, that on and after the Effective Date of this Agreement, such Severance Plan shall not be amended, modified or terminated in any way that would adversely affect Executive (it being understood that any amendment required to be made to the Severance Plan under Section 409A shall not be considered to adversely affect the Executive). Executive shall be treated as an “Officer Participant” under the terms of the Severance Plan. The “Severance Period” for purposes of the Severance Plan, in Executive’s case, shall be thirty-six months. The “Severance Pay Factor” for purposes of the Severance Plan, in Executive’s case, shall be equal to the number of months of Executive’s Severance Period. “Covered Termination” for purposes of the Severance Plan shall mean any (i) Termination of Employment by the Company other than for Cause or (ii) Termination of Employment at the initiative of Executive for Good Reason.

9.	The following new paragraph shall be added immediately following the second paragraph of Section 6(b):

“Notwithstanding the foregoing, if Executive is a “Specified Employee” within the meaning of Section 409A at the time of Executive’s Termination of Employment, the payment of the pro-rata bonus under clause (iii) of this Section 6(b) to which Executive would otherwise be entitled during the first six months following his Termination of Employment shall be deferred and paid in a lump sum on the first day of the seventh month following such Termination of Employment (or, if earlier, the date of the Executive’s death), with no interest or earnings accruing on such payments during the deferral period.”

10.

The first sentence of Section 6(c) of the Employment Agreement shall be amended by (i) replacing the lead-in phrase “In the event of Executive’s termination of employment” with the phrase “In the event of a Termination of Employment” and (ii) adding the language “(but in no event later than the 15th day of the third month following the end of the calendar year in which such Date of Termination occurs)” between the phrases “immediately following the Date of Termination” and “, any portion of Executive’s annual Base Salary” in subclause (i) of Section 6(c).

11.	The penultimate sentence of Section 9 shall be amended by adding the following language to the end of such sentence:

“; provided further that any such reimbursement shall occur no later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable attorneys’ fees.”

12.	The second sentence of Section 10(a) of the Employment Agreement shall be amended by replacing the phrase “termination of Executive’s employment” with the phrase “Termination of Employment.”

13.	Section 11 of the Employment Agreement shall be amended by adding the following language as new Section 11(i):

“Section 409A. The Company and Executive intend that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly.”

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources and
Communications

DAVID M. COTE

/s/ Davis M. Cote

Dated: December 31, 2008